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                                                                      EXHIBIT 11

WESTAMERICA BANCORPORATION

Computation of Earnings Per Share on Common and
Common Equivalent Shares and on Common Shares
Assuming Full Dilution


(In thousands, except per share data)            2003             2002              2001
                                            -------------     -------------     -------------
Weighted average number of common
  shares outstanding - basic                       32,849            33,686            35,213

Add exercise of options reduced by the
  number of shares that could have been
  purchased with the proceeds of such
  exercise                                            520               539               535
                                            -------------     -------------     -------------

Weighted average number of common
  shares outstanding - diluted                     33,369            34,225            35,748
                                            =============     =============     =============


Net income                                  $      95,063     $      87,138     $      84,279

Basic earnings per share                    $        2.89     $        2.59     $        2.39

Diluted earnings per share                           2.85              2.55              2.36
                                            =============     =============     =============